MIATA METALS CORP.

FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2023 AND FOR THE PERIOD FROM

INCORPORATION (JULY 12, 2021) TO MARCH 31, 2022

(Expressed in Canadian Dollars)

Stern & Lovrics LLP Chartered Professional Accountants	Samuel V. Stern, BA, CPA, CA George G. Lovrics, BComm, CPA, CA
Nazli Dewji, BA, CPA, CMA

INDEPENDENT AUDITOR'S REPORT

To the Shareholders of Miata Metals Corp.

Opinion

We have audited the financial statements of Miata Metals Corp. (the "Company"), which comprise the statements of financial position as at March 31, 2023 and 2022, and the statements of loss and comprehensive loss, changes in shareholders equity and cash flows for the year ended March 31, 2023 and for the period from incorporation (July 12, 2021) to March 31, 2022, and notes to the financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2023 and 2022, and its financial performance and its cash flows for the year ended March 31, 2023 and for the period from incorporation (July 12, 2021) to March 31, 2022 in accordance with International Financial Reporting Standards (IFRS).

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the "Auditor's Responsibilities for the Audit of the Financial Statements" section of our report.

We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of Matter

Without qualifying our opinion, we draw attention to Note 2 in the financial statements which describes certain conditions that indicate the existence of a material uncertainty that may cast significant doubt about the Company's ability to continue as a going concern.

Other Information

Management is responsible for the other information. The other information comprises the Management Discussion and Analysis.

Our opinion on the financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated.

We obtained Management's Discussion and Analysis prior to the date of this auditor's report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in this auditor's report. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company's ability to continue as a going concern, disclosing as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company's financial reporting process.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

  Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.
  Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.
  Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company to cease to continue as a going concern.
  Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit. We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditor's report is George G. Lovrics.

Toronto, Ontario	Chartered Professional Accountants
June 30, 2023	Licensed Public Accountants

Miata Metals Corp. Statements of Financial Position (Expressed in Canadian dollars)

	Note	March 31, 2023	March 31, 2022

ASSETS
Current Assets
Cash		$479,380	$1
Subscription proceeds receivable		164,225	-

TOTAL ASSETS		$643,605	$1

LIABILITIES
Current Liabilities
Accounts payable and accrued liabilities	7	$40,992	$-

SHAREHOLDERS' EQUITY
Share capital	6	96,301	1
Special warrants	6	614,864	-
Accumulated deficit		(108,552)	-

Total shareholders' equity		602,613	1

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY		$643,605	$1

Nature of operations - Note 1
Going concern - Note 2

Approved on behalf of the Board of Directors:

"Jacob Verbaas", Director	"James Reid", Director

The accompanying notes are an integral part of these financial statements.

Miata Metals Corp. Statements of Loss and Comprehensive Loss (Expressed in Canadian dollars)

	Note	Year ended March 31, 2023	For the Period from Incorporation (July 12, 2021) to March 31, 2022

EXPENSES
Consulting		$1,120	-
Exploration and evaluation expenditures	5,7	75,953
Management fees	7	5,193	-
Office		1,832	-
Professional fees		24,454	-

LOSS AND COMPREHENSIVE LOSS		$108,552	-

Loss per share, basic and diluted		$(0.06)	-

Weighted average number of common shares outstanding		1,707,388	72

The accompanying notes are an integral part of these financial statements.

Miata Metals Corp. Statements of Changes in Shareholders' Equity (Expressed in Canadian dollars)

		Share Capital
	Note	Number	Amount	Special Warrants	Deficit	Total
			$	$	$	$
Balance, July 12, 2021		-	-	-	-	-
Incorporator's share	6	100	1	-	-	1
Net loss		-	-	-	-	-

Balance, March 31, 2022		100	1	-	-	1
Shares issued in private placement	6	7,065,000	96,300	-	-	96,300
Shares issued in special warrant financing	6	-	-	619,225	-	619,225
Share issuance costs	6	-	-	(4,361)	-	(4,361)
Net loss		-	-	-	(108,552)	(108,552)

Balance, March 31, 2023		7,065,100	96,301	14,864	(108,552)	602,613

The accompanying notes are an integral part of these financial statements.

Miata Metals Corp. Statements of Cash Flows (Expressed in Canadian dollars)

	Year ended March 31, 2023	For the Period from Incorporation (July 12, 2021) to March 31, 2022

OPERATING ACTIVITIES:
Net loss	$(108,552)	$-
Net changes in non-cash working capital items:
Amounts receivable	(164,225)	-
Accounts payable and accrued liabilities	40,992	-

Cash used in operating activities	(231,785)	-

FINANCING ACTIVITIES
Proceeds from issuance of common shares	96,300	1
Proceeds from issuance of special warrants	614,864	-

Cash provided by financing activities	711,164	1

Change in cash	479,379	1
Cash, beginning of year	1	-

Cash, end of year	$479,380	$-

The accompanying notes are an integral part of these financial statements.

Miata Metals Corp. Notes to the Financial Statements For the Year Ended March 31, 2023 and for the Period from Incorporation (July 12, 2021) to March 31, 2022 (Expressed in Canadian dollars)

1. NATURE OF OPERATIONS

Miata Metals Corp. (the "Company") was incorporated on July 12, 2021, under the laws of the Province of British Columbia, Canada, and its principal activity is the identification, evaluation, acquisition and exploration of mineral properties in Canada. The corporate head office and principal address of the Company is located at 2133-1177 West Hastings Street, Vancouver BC, V6E 3T4, Canada. The registered and records office of the Company is suite 1200 - 750 West Pender Street, Vancouver, BC, V6C 2T8, Canada.

The business of mining and exploration involves a high degree of risk and there can be no assurance that current exploration programs will result in profitable mining operations. The Company has no source of revenue and has cash requirements to meet its administrative overhead and maintain its exploration and evaluation interests. The viability of the Company's exploration and evaluation operations is dependent on the discovery of economically recoverable reserves, the ability of the Company to obtain the necessary financing to complete the development of its property, and future profitable production. While the Company has been successful in the past with its financing efforts, there can be no assurance that it will be able to do so in the future.

2. GOING CONCERN

These financial statements are presented on a going concern basis, which assumes the Company will continue to realize its assets and discharge its liabilities in the normal course of operations. There are conditions and events that cast significant doubt on the validity of this assumption. The Company has working capital at March 31, 2023 of $602,613 (March 31, 2022 - $1) and an accumulated deficit of

$108,552 (March 31, 2022 - $Nil). The Company has no source of revenue and does not have sufficient cash resources to meet its administrative overhead. The Company does not generate cash flows from operations and has therefore relied principally on the issuance of equity securities to finance its operation activities to the extent that such instruments are issuable under terms acceptable to the Company. If future financing is unavailable, the Company may not be able to meet its ongoing obligations, in which case the realizable values of its assets may decline materially from current estimates. These material uncertainties may cast significant doubt as to the ability of the Company to continue as a going concern. The financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue operations.

Although the Company has been successful in the past in obtaining financing, there can be no assurances that the Company will continue to obtain the additional financial resources necessary and/or achieve profitability or positive cash flows from its future operations. If the Company is unable to obtain adequate additional financing, the Company would be required to curtail its planned operations, and exploration and development activities.

Miata Metals Corp. Notes to the Financial Statements For the Year Ended March 31, 2023 and for the Period from Incorporation (July 12, 2021) to March 31, 2022 (Expressed in Canadian dollars)

3. BASIS OF PRESENTATION

These financial statements have been prepared on a historical cost basis. In addition, these financial statements have been prepared using the accrual basis of accounting, except for cash flow information. The accounting policies below have been applied to all periods presented in these financial statements and are based on International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB") and Interpretations of the International Financial Reporting Interpretation Committee ("IFRIC").

These financial statements were authorized for issue by the Board of Directors on June 30, 2023.

3.1. Significant judgments, estimates and assumptions

The preparation of the Company's financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions are continually evaluated and are based on management's experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual results could differ from these estimates.

Functional currency

Determination of an entity's functional currency involves judgment taking into account the transactions, events, and conditions relevant to the entity. Determination of functional currency involves evaluating evidence about the primary economic environment in which the entity operations and is re-evaluated when facts and circumstances indicate that conditions have changed.

Going concern

The assessment of the Company's ongoing viability as an operating entity and determination of the related disclosures require significant judgment. The assumption that the Company will be able to continue as a going concern is subject to critical judgments by management with respect to assumptions surrounding the short and long-term operating budget, expected profitability, investing and financing activities and management's strategic planning. Should those judgments prove to be inaccurate, management's continued use of the going concern assumption could be inappropriate.

Critical Accounting Estimates

Income Taxes

The determination of income tax is inherently complex and requires making certain estimates and assumptions about future events. While income tax filings are subject to audits and reassessments, the Company has adequately provided for all income tax obligations. However, changes in facts and circumstances as a result of income tax audits, reassessments, jurisprudence and any new legislation may result in an increase or decrease in our provision for income taxes.

Miata Metals Corp. Notes to the Financial Statements For the Year Ended March 31, 2023 and for the Period from Incorporation (July 12, 2021) to March 31, 2022 (Expressed in Canadian dollars)

4. SIGNIFICANT ACCOUNTING POLICIES

4.1 Decommissioning and Restoration

The Company is subject to various governmental laws and regulations relating to the protection of the environment. The environmental regulations are continually changing and are generally becoming more restrictive.

Decommissioning and restoration obligations encompass legal, statutory, contractual or constructive obligations associated with the retirement of a long-lived tangible asset (for example, mine reclamation costs) that results from the acquisition, construction, development and/or normal operation of a long- lived asset. The retirement of a long-lived asset is reflected by an other-than-temporary removal from service, including sale of the asset, abandonment or disposal in some other manner.

The fair value of a liability for decommissioning and restoration is recorded in the period in which the obligation first arises. The Company records the estimated present value of future cash flows associated with site closure and reclamation as a long-term liability and increases the carrying value of the related assets for that amount. Over time, the liability is increased to reflect an interest element in the estimated future cash flows (accretion expense) considered in the initial measurement of fair value. The capitalized cost is depreciated on either the unit-of-production basis or the straight-line basis, as appropriate. The Company's estimates of its provision for decommissioning and restoration obligations could change as a result of changes in regulations, changes to the current market-based discount rate, the extent of environmental remediation required, and the means of reclamation or cost estimates. Changes in estimates are accounted for in the period in which these estimates are revised.

As at March 31, 2023 and 2022, the Company has determined that it does not have any decommissioning and restoration obligations related to current or former operations.

4.2 Functional Currency

The functional currency is the currency of the primary economic environment in which an entity operates and may differ from the currency in which the entity enters transactions. The reporting and functional currency of the Company is the Canadian dollar.

Transactions in currencies other than the functional currency are translated to the functional currency at exchange rates prevailing on the dates of the transactions. Monetary assets and liabilities that are denominated in currencies other than the functional currency are translated to the functional currency using the exchange rate prevailing on the date of the consolidated statement of financial position, while non-monetary assets and liabilities are translated at historical rates.

Exchange gains and losses arising from the translation of foreign currency-denominated transactions or balances are recorded in profit or loss in the period in which they occur.

Miata Metals Corp. Notes to the Financial Statements For the Year Ended March 31, 2023 and for the Period from Incorporation (July 12, 2021) to March 31, 2022 (Expressed in Canadian dollars)

4.3 Provisions

Liabilities are recognized when the Company has a present obligation (legal or constructive) that has arisen as a result of a past event and it is probable that a future outflow of resources will be required to settle the obligation, provided that a reliable estimate can be made of the amount of the obligation. A provision is a liability of uncertain timing or amount.

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects the current market assessments of the time value of money and the risk specific to the obligation. The increase in the provision due to the passage of time is recognized as a financing expense.

4.4 Income Taxes

Tax expense recognized in profit or loss comprises the sum of deferred tax and current tax not recognized in other comprehensive income or directly in equity.

Current tax assets and liabilities comprise those obligations to, or claims from, fiscal authorities relating to the current or prior reporting periods, that are unpaid at the reporting date. Current tax is payable on taxable profit which differs from profit or loss in the financial statements. Calculation of current tax is based on tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period.

Deferred taxes are based on temporary differences between the carrying amounts of assets and liabilities and their tax bases. Deferred tax is not provided on the initial recognition of goodwill or on the initial recognition of an asset or liability unless the related transaction is a business combination or affects taxable profit or accounting profit. Deferred tax liabilities on temporary differences associated with shares in subsidiaries and joint ventures is not provided for if reversal of these temporary differences can be controlled by the Company and it is probable that reversal will not occur in the foreseeable future.

Deferred tax assets and liabilities are measured using substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are likely to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in profit or loss in the period that includes the substantive enactment date. Deferred tax assets are recognized for all temporary differences, carry-forward of unused tax credits and unused tax losses to the extent that it is probable that future taxable profits will be available against which they can be utilized.

Deferred tax assets and liabilities are calculated, without discounting, at tax rates that are expected to apply to their respective period of realization, provided they are enacted or substantively enacted by the end of the reporting period.

Deferred tax assets and liabilities are offset only when the Company has a right and intention to offset current tax assets and liabilities from the same taxation authority and the deferred tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same entity or different entities which intend to settle current tax assets and liabilities on a net basis or simultaneously in each future period in which significant amounts of deferred tax assets or liabilities are expected to be recovered or settled.

Miata Metals Corp. Notes to the Financial Statements For the Year Ended March 31, 2023 and for the Period from Incorporation (July 12, 2021) to March 31, 2022 (Expressed in Canadian dollars)

Changes in deferred tax assets or liabilities are recognized as a component of income or expense in profit or loss, except where they relate to items that are recognized in other comprehensive income or directly in equity, in which case the related deferred tax is also recognized in other comprehensive income or equity, respectively.

4.5 Share capital

The Company records proceeds from share issuances net of issue costs and any tax effects in shareholders' equity. Common shares issued for consideration other than cash are valued based on their market value at the date the shares were granted. Common shares held by the Company are classified as treasury stock and recorded as a reduction to shareholders' equity.

The Company has adopted a residual value method with respect to the measurement of shares and warrants issued as private placement units. The residual value method first allocates value to the more easily measurable component based on fair value and then the residual value, if any, to the less easily measurable component. The Company considers the fair value of common shares issued in private placements to be the more easily measurable component of unit offerings and the common shares are valued at their fair value, as determined by the closing quoted bid price on the announcement date. The balance, if any, is allocated to any attached warrants or other features. Any fair value attributed to warrants is recorded as reserves.

4.6 Share-based Payments

Share-based payment arrangements in which the Company receives goods or services as consideration for its own equity instruments are accounted for as equity-settled transactions and, when determinable, are recorded at the value of the goods and services received. If the value of the goods and services received is not determinable, then the fair value of the share-based payment is used.

The Company uses a fair value-based method (Black-Scholes Option Pricing Model) for all share options granted to directors, employees and certain non-employees. For directors and employees, the fair value of the share options is measured at the date of grant. For grants to non-employees where the fair value of the goods or services is not determinable, the fair value of the share options is measured on the date the services are received.

The fair value of share-based payments is charged either to profit or loss or exploration and evaluation properties, with the offsetting credit to reserves. For directors, employees and consultants, the share options are recognized over the vesting period based on the best available estimate of the number of share options expected to vest. If options vest immediately, the expense is recognized when the options are issued. Estimates are subsequently revised if there is any indication that the number of share options expected to vest differs from previous estimates. Any cumulative adjustment prior to vesting is recognized in the current period. No adjustment is made to any expense recognized in prior periods where vested. For non-employees, the share options are recognized over the related service period. When share options are exercised, the amounts previously recognized in reserves are transferred to share capital.

In the event share options are forfeited prior to vesting, the associated fair value recorded to date is reversed. The fair value of any vested share options that expire remain in reserves.

Miata Metals Corp. Notes to the Financial Statements For the Year Ended March 31, 2023 and for the Period from Incorporation (July 12, 2021) to March 31, 2022 (Expressed in Canadian dollars)

4.7 Related Party Transactions

Parties are related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. A transaction is a related party transaction when there is a transfer of resources or obligations between related parties. Related party transactions that are in the normal course of business and have commercial substance are measured at the exchange amount.

4.8 Earnings (Loss) per Share

Basic earnings (loss) per share is computed by dividing net income (loss) (the numerator) by the weighted average number of outstanding common shares for the period (denominator). In computing diluted earnings per share, an adjustment is made for the dilutive effect of outstanding share options, warrants and other convertible instruments. In the periods when the Company reports a loss, the effect of potential issuances of shares under share options and other convertible instruments is anti-dilutive. Therefore, basic and diluted loss per share are the same. When diluted earnings per share is calculated, only those share options and other convertible instruments with exercise prices below the average trading price of the Company's common shares for the period will be dilutive.

4.9 Financial Instruments

(i) Classification

The Company classifies its financial instruments in the following categories: at fair value through profit or loss ("FVTPL"), at fair value through other comprehensive income (loss) ("FVTOCI") or at amortized cost. The Company determines the classification of financial assets at initial recognition. The classification of debt instruments is driven by the Company's business model for managing the financial assets and their contractual cash flow characteristics. Equity instruments that are held for trading are classified as FVTPL. For other equity instruments, on the day of acquisition the Company can make an irrevocable election (on an instrument-by-instrument basis) to designate them as at FVTOCI. Financial liabilities are measured at amortized cost, unless they are required to be measured at FVTPL (such as instruments held for trading or derivatives) or if the Company has opted to measure them at FVTPL.

The following table shows the classification of the Company's financial instruments:

Financial assets
Cash	FVTPL
Subscription proceeds receivable	Financial assets - amortized cost

Financial liabilities
Accounts payable and accrued liabilities	Financial liabilities - amortized cost

Miata Metals Corp. Notes to the Financial Statements For the Year Ended March 31, 2023 and for the Period from Incorporation (July 12, 2021) to March 31, 2022 (Expressed in Canadian dollars)

(ii) Measurement

Financial assets and liabilities at amortized cost are initially recognized at fair value plus or minus transaction costs, respectively, and subsequently carried at amortized cost less any impairment. Financial assets and liabilities carried at FVTPL are initially recorded at fair value and transaction costs are expensed in profit or loss. Realized and unrealized gains and losses arising from changes in the fair value of the financial assets and liabilities held at FVTPL are included in profit or loss in the period in which they arise. Financial assets and liabilities carried at FVTOCI are initially recorded at fair value. Unrealized gains and losses arising from changes in the fair value of the financial assets and liabilities held at FVOCI are included in compressive income or loss in the period in which they arise.

(iii) Impairment of financial assets at amortized cost

The Company recognizes a loss allowance for expected credit losses on financial assets that are measured at amortized cost. At each reporting date, the Company measures the loss allowance for the financial asset at an amount equal to the lifetime expected credit losses if the credit risk on the financial asset has increased significantly since initial recognition. If at the reporting date, the financial asset has not increased significantly since initial recognition, the Company measures the loss allowance for the financial asset at an amount equal to the twelve month expected credit losses. The Company shall recognize in profit or loss, as an impairment gain or loss, the amount of expected credit losses (or reversal) that is required to adjust the loss allowance at the reporting date to the amount that is required to be recognized.

(iv) Derecognition

The Company derecognizes financial assets only when the contractual rights to cash flows from the financial assets expire, or when it transfers the financial assets and substantially all of the associated risks and rewards of ownership to another entity. Gains and losses on derecognition are generally recognized in profit or loss.

4.10 Share Issuance Costs

Share issuance costs, which include commissions, facilitation payments, professional fees and regulatory fees, are charged directly to share capital.

4.11 Comprehensive Income (Loss)

Total comprehensive income comprises all components of profit or loss and other comprehensive income. Other comprehensive income includes items such as gains and losses on re-measuring available-for-sale financial assets and the effective portion of gains and losses on hedging instruments in a cash flow hedge.

4.12 Exploration and evaluation expenditures

Exploration and evaluation expenditures are costs incurred in the course of the initial search for mineral resources before the technical feasibility and commercial viability of extracting a mineral resource are demonstrable. Costs incurred before the legal right to undertake exploration and evaluation activities are recognized in profit or loss when they are incurred.

Miata Metals Corp. Notes to the Financial Statements For the Year Ended March 31, 2023 and for the Period from Incorporation (July 12, 2021) to March 31, 2022 (Expressed in Canadian dollars)

Exploration expenditures are the costs incurred in the initial search for mineral deposits with economic potential, including acquisition costs. Exploration expenditures typically include costs associated with prospecting, sampling, mapping, diamond drilling and other work involved in searching for ore. All exploration expenditures are expensed as incurred.

When economically viable reserves have been determined and the decision to proceed with development has been approved, the expenditures incurred subsequent to this date related to development and construction are capitalized as construction-in-process and classified as a component of property, plant and equipment.

Mining properties and process facility assets are amortized upon commencement of commercial production either on a unit-of-production basis over measured and indicated resources included in the mine plan or the life of the mine.

4.13 Accounting standards and amendments issued but not yet adopted

The Company has performed an assessment of new standards issued by the IASB that are not yet effective and has determined that any new standards that have been issued would have no or very minimal impact on the Company's consolidated financial statements.

5. EXPLORATION AND EVALUATION EXPENDITURES

A continuity of the Company's exploration and evaluation expenditures is as follows:

Cabin Lake
$
Balance, July 12, 2021, and March 31, 2022	-
Consulting and professional fees	47,603
Surveying	28,350

Balance, March 31, 2023	75,953

Cabin Lake, British Columbia

The Company entered into an option agreement dated August 25, 2022 (the "Option Agreement"), with Petram Exploration Ltd. ("Petram") pursuant to which the Company was granted an option to purchase 100% title to the six mineral claims comprising the Cabin Lake mineral property located in British Columbia in consideration of:

1. the payment of $35,000 as follows:

- $5,000 on the date of listing on a Canadian stock exchange (the "listing date");

- $10,000 on the one-year anniversary of the listing date;

- $10,000 on the two-year anniversary of the listing date; and

- $10,000 on the three-year anniversary of the listing date.

Miata Metals Corp. Notes to the Financial Statements For the Year Ended March 31, 2023 and for the Period from Incorporation (July 12, 2021) to March 31, 2022 (Expressed in Canadian dollars)

2. incurring aggregate exploration expenditures of not less than $455,000 as follows:

- $55,000 on or December 31, 2022; (incurred);

- $150,000 on the two-year anniversary of the listing date; and

- $250,000 on the three-year anniversary of the listing date.

3. issuing cash value in common shares of the Company as follows:

- $5,000 four months after the listing date;

- $10,000 on the one-year anniversary of the listing date;

- $20,000 on the two-year anniversary of the listing date; and

- $25,000 on the three-year anniversary of the listing date.

Pursuant to the Option Agreement, Petram will retain a 2% net smelter return royalty.

6. SHARE CAPITAL

Authorized Capital

The authorized capital of the Company consists of an unlimited number of common shares without par value.

Issued Share Capital

During the year ended March 31, 2023, the Company issued a total of 7,065,100 common shares as follows:

  In November 2022, the Company closed a private placement through the issuance of 3,000,000 units at $0.005 per unit for gross proceeds of $15,000. Each unit consists of one common share and one-half of one common share purchase warrant. Each whole warrant is exercisable into one common share at a price of $0.20 per common share for a period of five years. The Company utilizes the residual value method for valuing warrants. No value was attributed to the warrants.

  In January 2023, the Company closed a private placement through the issuance of 4,065,000 common shares at $0.02 per common share for gross proceeds of $81,300. Of the total proceeds, $500 is recorded as subscriptions receivable.

  In March 2023, the Company closed a private placement through the issuance of 6,192,250 special warrant shares at $0.10 per common share for gross proceeds of $619,225. Of the total proceeds, $163,725 is recorded as subscriptions receivable as the funds from the private placement were received subsequent to year end. The Company paid share issuance costs of $4,361 in connection with the financing.

During the initial period ended March 31, 2022, the Company issued a total of 100 incorporator's shares for a nominal value.

Miata Metals Corp. Notes to the Financial Statements For the Year Ended March 31, 2023 and for the Period from Incorporation (July 12, 2021) to March 31, 2022 (Expressed in Canadian dollars)

Warrants

As at March 31, 2023, the following warrants were outstanding:

Number	Exercise price	Expiry Term

1,500,000	$0.20	November 30, 2027
6,192,250	$0.10	July 30, 2023

7,692,250

	Number	Weighted average exercise price

Outstanding, July 12, 2021 and March 31, 2022	-	$-
Granted	7,692,250	0.12

Outstanding, March 31, 2023	7,692,250	0.12
Exercisable, March 31, 2023	7,692,250	$0.12

7. RELATED PARTY TRANSACTIONS

Key management personnel include the members of the Board of Directors and officers of the Company who have the authority and responsibility for planning, directing and controlling the activities of the Company. Amount paid and accrued to directors, former directors and officers are as follows:

	Year ended March 31, 2023	Initial 262-day period ended March 31, 2022
Management and director compensation:
Management fees	$5,193	$-
Exploration and evaluation expenditures	3,818	-
Total management compensation	$9,011	$-

Included in accounts payable and accrued liabilities is $6,773 (2022 - $Nil) owed to the directors and officers of the Company. These amounts are non-interest bearing with no specific terms of repayment.

8. MANAGEMENT OF CAPITAL

The Company defines the capital that it manages as its cash and share capital.

Miata Metals Corp. Notes to the Financial Statements For the Year Ended March 31, 2023 and for the Period from Incorporation (July 12, 2021) to March 31, 2022 (Expressed in Canadian dollars)

The Company's objective when managing capital is to maintain corporate and administrative functions necessary to support the Company's operations and corporate functions; and to seek out and acquire new projects of merit.

The Company manages its capital structure in a manner that provides sufficient funding for operational and capital expenditure activities. Funds are secured, when necessary, through debt funding or equity capital raised by means of private placements. There can be no assurances that the Company will be able to obtain debt or equity capital in the case of working capital deficits.

The Company does not pay dividends and has no long-term debt or bank credit facility. The Company is not subject to any externally imposed capital requirements.

9. RISK MANAGEMENT AND FAIR VALUE MEASUREMENT

The Company is exposed in varying degrees to a variety of financial instrument related risks.

Credit Risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. The Company's primary exposure to credit risk is on its cash held in bank accounts. As most of the Company's cash is held by one bank there is a concentration of credit risk. This risk is managed by using a major bank that is high credit quality financial institutions as determined by rating agencies. Receivables are due from a government agency.

Foreign Exchange Risk

Foreign currency risk is the risk that the fair values of future cash flows of a financial instrument will fluctuate because they are denominated in currencies that differ from the respective functional currency. The Company is not exposed to exchange risk as its mineral property interests are located in Canada and transactions are conducted in the Canadian dollar.

Interest Rate Risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is not exposed to interest rate risk.

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages this risk by careful management of its working capital. Historically, the Company's sole source of funding has been the issuance of equity securities for cash, primarily through private placements. The Company's access to financing is always uncertain. There is no assurance of continued access to significant equity funding. The Company requires additional funding to continue with its ongoing operations and exploration commitments and accordingly is exposed to liquidity risks.

Miata Metals Corp. Notes to the Financial Statements For the Year Ended March 31, 2023 and for the Period from Incorporation (July 12, 2021) to March 31, 2022 (Expressed in Canadian dollars)

Fair value measurement

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the relative reliability of the inputs used to estimate the fair values. The three levels of the fair value hierarchy are:

  Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
  Level 2 - Quoted prices in markets that are not active, or inputs that are not observable, either directly or indirectly, for substantially the full term of the asset or liability; and
  Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The carrying values of cash and accounts payable and accrued liabilities approximate their fair values due to their short-term to maturity. The Company records its cash at FVTPL and its accounts payable and accrued liabilities at amortized cost. Cash is measured using level 1 inputs.

10. INCOME TAXES

A reconciliation of income taxes at statutory rates is as follows for the years ended March 31:

	2023	2022

Loss for the year	$(108,552)	$-

Expected income tax recovery	$(29,309)	$-
Change in unrecognized deductible temporary differences	29,309	-
Total income tax expense (recovery)	$-	$-

The significant components of the Company's temporary differences, unused tax credits and unused tax losses that have not been included on the consolidated statement of financial position are as follows:

	2023	2022
Deferred Tax Assets (liabilities)
Resource expenditures	$20,000	$-
Non-capital losses available for future period	9,000	-
	29,000	-
Unrecognized deferred tax assets	(29,000)	-
Net deferred tax asset (liability)	$-	$-

Miata Metals Corp. Notes to the Financial Statements For the Year Ended March 31, 2023 and for the Period from Incorporation (July 12, 2021) to March 31, 2022 (Expressed in Canadian dollars)

The significant components of the Company's temporary differences, unused tax credits and unused tax losses that have not been included on the consolidated statement of financial position are as follows:

	2023	Expiry Date Range	2022	Expiry Date Range
Temporary Differences	$		$
Resource expenditures	76,000	No expiry date	-	No expiry date
Non-capital losses available for future period	33,000	Up to 2043	-	N/A

Tax attributes are subject to review, and potential adjustment, by tax authorities.